UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

QTS REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 1, 2018, QTS Realty Trust, Inc. (the “Company”) distributed the following communication to investors and may in the future send or use the same or substantially similar communications from time to time.  The investor presentation referenced by hyperlink in the second paragraph is the investor presentation filed by the Company with the SEC on April 27, 2018.

INSERT,

The QTS 2018 Annual Meeting of Stockholders is just a few days away, and I am reaching out to remind all stockholders to vote their shares. As you know, the QTS Board of Directors recommends that stockholders vote their proxy cards “FOR” ALL of QTS’ experienced and highly qualified director nominees and all proposals. Our stockholder meeting is scheduled for this Thursday, May 3rd at 9 a.m. ET.

If you have not done so already, we also encourage you to review our recently filed investor presentation regarding our strong track record of performance and the steps we are taking to build on our momentum. Please don’t hesitate to reach out if you have any questions.

I and our proxy solicitor, MacKenzie Partners, are available to answer any questions or assist in voting your shares.  MacKenzie Partners can be reached at 212-929-5500 or via email at proxy@mackenziepartners.com.

We thank you for your continued support,

Stephen Douglas

Vice President, Investor Relations and Strategic Planning